Exhibit (a)(3)

Schedule A

Putnam ETF Trust

As of May 16, 2025

Series of Shares

Putnam Focused Large Cap Growth ETF

Putnam Focused Large Cap Value ETF

Putnam Sustainable Future ETF

Putnam Sustainable Leaders ETF

Putnam BDC Income ETF

Putnam BioRevolution ETF

Putnam Emerging Markets ex-China ETF

Putnam ESG Core Bond ETF

Putnam ESG High Yield ETF

Putnam ESG Ultra Short ETF

Putnam PanAgora ESG Emerging Markets Equity ETF

Putnam PanAgora ESG International Equity ETF

Franklin Massachusetts Municipal Income ETF

Franklin Minnesota Municipal Income ETF

Franklin Municipal High Yield ETF

Franklin Municipal Income ETF

Franklin New Jersey Municipal Income ETF

Franklin New York Municipal Income ETF

Franklin Ohio Municipal Income ETF

Franklin Pennsylvania Municipal Income ETF

Franklin Short-Term Municipal Income ETF

Franklin California Municipal Income ETF